EXHIBIT 5.1

May 9, 2011

China Education Alliance, Inc.
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090

Ladies and Gentlemen:

With reference to the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 which China Education Alliance, Inc. proposes to file with the Securities and Exchange Commission registering 2,000,000 shares of common stock which may be offered and sold by China Education Alliance, Inc. under the Amended and Restated 2009 Incentive Stock Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP